                                                                    Exhibit 99.1

                                      KEANE

                                  NEWS RELEASE

                                                             CONTACT: Larry Vale
                                              Vice President, Investor Relations
                                                            (617) 241-9200 x1290

                  KEANE REPORTS THIRD QUARTER REVENUE OF $187M,
           CASH EPS/1/ OF $.11, IN-LINE WITH COMPANY ISSUED GUIDANCE

          Company Records $310M in New Bookings Up 25% From Q3 of 2000
                        Cash Position Increases to $185M

         BOSTON, October 24, 2001 -- Keane (AMEX: KEA), a leading business and information technology (IT) consulting firm, today reported financial results for the Third Quarter ended September 30, 2001. Total revenues for the Third Quarter of 2001 were $186.6 million compared with $208.6 million for the Third Quarter of 2000 excluding revenues associated with divested businesses, or $219.7 million including divested businesses. Keane's Third Quarter performance in a difficult macroeconomic cycle reflects the value of a large and loyal customer base, predictable public sector work (14% of revenue), and the benefit of the company's flagship Application Development and Management (ADM) Outsourcing business (52% of revenue).

         Net income for the Third Quarter of 2001 was $5.3 million compared with $8.3 million for the Third Quarter of 2000. Diluted Cash EPS1 for the Third Quarter of 2001 was $.11 per share, consistent with guidance provided by the Company during the Second Quarter earnings call. This compares with $.15 per share for the Third Quarter of 2000. Overall new sales for the Third Quarter remained strong, with total bookings of $310.3 million, up 25% from $248.3 million during the Third Quarter of 2000.

         Excluding revenues associated with divested businesses, total revenues for the first nine months ended September 30, 2001 were $586.8 million compared with $626.0 million for the first nine months of 2000. Including revenue associated with divested businesses, total revenues for the first nine months of 2001 were $592.0 million compared with $657.7 million during the first nine months of 2000. Net income for the first nine months of 2001 was $20.5 million compared with $21.7 million for the first nine months of 2000. Diluted Cash EPS for the first nine months of 2001 was $.39 per share, up from $.38 per share Cash EPS reported for the first nine months of 2000.

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/1/ Cash earnings per share excludes amortization of goodwill and other intangible assets, along with stock-based compensation. Cash EPS is not a measurement in accordance with Generally Accepted Accounting Principals.

Keane Reports Results for Third Quarter 2001/2

         "Despite economic challenges and the impact of the tragic events of September 11, Keane is pleased to be able to report strong financial results and solid new bookings for the Third Quarter," stated president and CEO Brian Keane. "Of great significance, Keane anticipates record bookings in the Fourth Quarter of this year due in part to the largest ADM Outsourcing win in the company's history. These results, and the progress we have made in our proposed accretive acquisition of Metro Information Services, clearly indicate that Keane is executing on its strategy and playing to its strengths."

         On August 21, 2001 Keane announced that it had signed a definitive merger agreement with Metro Information Services (NASDAQ: MISI) and on September 18, 2001, the company announced that regulatory clearance for the merger had been obtained from the Federal Trade Commission (FTC). As of October 19, 2001, the Securities and Exchange Commission (SEC) declared the Registration Statement on Form S-4 for the Metro acquisition effective. Metro's shareholder meeting and the closing of the proposed transaction is currently scheduled for November 30, 2001. Metro provides Keane with hundreds of new customers to which it can cross-sell its services, and the opportunity to gain significant cost synergies.

         Revenues from Keane's ADM Outsourcing services were $97.2 million during the Third Quarter of 2001, representing 52 percent of revenues for the quarter, and $299.4 million during the first nine months of the year. ADM Outsourcing revenues grew approximately 6% from the Third Quarter of 2000 and approximately 10% from the first nine months of 2000, but declined sequentially from $102.1 million during the Second Quarter of 2001.

         "The sequential decline in ADM Outsourcing revenues is primarily due to a reduction in deal scope by a few customers in the high technology and telecommunications industries that have been severely impacted by the economic slowdown," explained Keane. "However, this in no way changes our strong belief that outsourcing is a highly attractive and stable revenue stream.

         "Overall bookings remained very strong in the Third Quarter, driven by the largest Federal contract in Keane's history, a $127 million dollar, ten-year agreement with the U.S. Air Force to rebuild and manage their wholesale supply chain," Keane went on to explain. "And this month, Keane received notification of the largest ADM Outsourcing win in its history, a $500 million, ten year agreement, which is currently expected to result in approximately $50 million dollars in annual revenue. We expect to sign the formal contract for this groundbreaking agreement during the Fourth Quarter."

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


Keane Reports Results for Third Quarter 2001/3

         Keane's business is comprised of three main service lines: Plan, Build, and Manage services. The following is a summary of revenues and bookings during the Third Quarter of 2001.


      Third Quarter 2001:                                                  Revenue          BOOKINGS
-----------------------------------------------------------------------------------------------------------
      Plan Services                                                        $18.1 million    $29.2 million
          Business Innovation Consulting, IT Consulting, etc.
-----------------------------------------------------------------------------------------------------------
      Build Services                                                       $65.4 million    $165.7 million
          Enterprise Application and Integration, e-architecture, B2B,
          CRM, Custom Development, Healthcare Solutions, etc.
-----------------------------------------------------------------------------------------------------------
      Manage Services                                                      $103.1 million   $115.3 million
          ADM Outsourcing, Application Maintenance Services, Migrations,
          etc.
-----------------------------------------------------------------------------------------------------------
      Total                                                                $186.6 million   $310.2 million
-----------------------------------------------------------------------------------------------------------

         "Keane's solid financial performance is evidenced by our cash position which increased to $185 million at the close of the Third Quarter, up from $160 million at the close of the Second Quarter," stated John Leahy, senior vice president of finance and CFO. "Contributing to this, operating cash flow remained strong during the Quarter at $24 million and now totals $55 million on a year-to-date basis. Cash flow benefited from further improvement in Keane's Days Sales Outstanding (DSO) which improved to 70 days during the Third Quarter from 72 days during the Second Quarter. Keane is focused on driving cash flow as part of its efforts to fund accretive acquisitions and share repurchases thereby increasing per share value.

         "In terms of our acquisition of Metro, we have completed a series of employee and client meetings which have reaffirmed our belief in the quality of their operations and client relationships," Leahy said. "In addition, we are proceeding with our integration planning efforts and remain comfortable that we can deliver a minimum of $15 million in SG&A synergies on an annualized basis. We are also comfortable with how Metro has been performing in this difficult economic environment, and our joint planning efforts for 2002 indicate that the modeling Keane used in evaluating the Metro deal remains sound," he concluded.

         Based on the anticipated November 30, 2001 closing of the Metro acquisition, Keane's Fourth Quarter financial results will include four weeks of consolidated operations with Metro. In addition, Keane's share count, used for calculating EPS, will increase due to the issuance of 7.4 million shares of common stock related to the merger. The company also stated that it expects to incur $1 to $2 million in one-time integration costs during the Fourth Quarter, and that the benefit of SG&A synergies are

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


Keane Reports Results for Third Quarter 2001/4

expected to be realized in 2002. In light of these factors, the current economic outlook, and lower seasonal productivity due to holidays in the Fourth Quarter, the Company anticipates that revenues for the Fourth Quarter of 2001 will be in the range of $185 to $195 million and Cash EPS in the range of $.07 to $.09. The Company anticipates total revenue for the combined operation in 2002 to be approximately $1 billion with Cash EPS in the range of $.60 to $.65, in line with current consensus estimates.

         Keane will host a conference call today at 8:00am (EST) to discuss these results. Interested parties may access the call via the Internet at www.keane.com or may dial 646-862-1093 and ask for the Keane call. No advanced registration is required to participate. A replay of the call will be available beginning at 5:30pm (EST) today, through 5:00pm (EST) on November 2, 2001. The replay may be accessed via the Internet at www.keane.com or by dialing 1-800-633-8284 (858-812-6440 from outside North America) and entering the reservation number 19799228#.

         Founded in 1965, Keane, Inc. (AMEX: KEA) helps Global 2000 companies and government agencies plan, build, and manage application software to optimize business performance. The Company's services include Business Innovation Consulting, Application Development and Integration, and Application Development and Management (ADM) Outsourcing. Keane develops long-term relationships and recurring revenues with its customers based on multi-year outsourcing contracts and the consistent delivery of high quality, cost-effective, and responsive services. Keane does this by adhering to repeatable and proven process and management disciplines and performance metrics incorporated in its core IT and business consulting solutions. Keane markets its services through a network of branch offices in North America and the United Kingdom, which work in conjunction with Keane Consulting Group, a centralized Strategic Practices Group, and two Advanced Development Centers. Information on Keane is available on the web at www.keane.com.

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


Reports Results for Third Quarter 2001/5

Additional Information:

         On August 29, 2001, Keane filed a Registration Statement on Form S-4 (File No. 333-68566) with the SEC in connection with the transaction with Metro. The Registration Statement and the Proxy Statement/Prospectus included within the Registration Statement contain important information about Keane, Metro, the transaction and related matters. You are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully.

         You can obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Keane and Metro through the web site maintained by the SEC at www.sec.gov, or by contacting Larry Vale from Keane or Patrice Bryant from Metro.

         This release contains a number of forward-looking statements concerning the company's current expectations as to future growth, the expected timetable for completing the acquisition of Metro, expected benefits and synergies of the transaction and future opportunities for the combined company. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, the ability to realize anticipated synergies and cost savings, unanticipated disruptions to business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability of professional staff and other factors described under the caption "Risk Factors" in the Registration Statement on Form S-4 and described in Keane's and Metro's Annual Reports on Form 10-K for the year ended December 31, 2000, which important factors are incorporated herein by reference.

         Keane and Metro, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the acquisition of Metro. Information regarding Keane's directors and executive officers is contained in the Registration Statement and Proxy Statement/Prospectus and in Keane's Annual Report on Form 10-K for the year ended December 31, 2000 and its proxy statement dated April 13, 2001, which are filed with the SEC. As of February 1, 2001, Keane's directors and executive officers beneficially owned approximately 12,435,624 shares, or 18.3%, of Keane's common stock. Information regarding Metro's directors and executive officers is contained in the Registration Statement and the Proxy Statement/Prospectus.

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


Keane Reports Results for Third Quarter 2001/6

KEANE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)



                                                                                9/30/01        12/31/00
Assets                                                                        (Unaudited)

Current:
  Cash and cash equivalents                                                   $  94,762       $  53,783
  Marketable securities                                                          90,010          59,179
  Accounts receivable, net:
    Trade                                                                       143,924         164,706
    Other                                                                         1,162           1,428

   Prepaid expenses and deferred taxes                                           17,876          15,533
                                                                              ---------       ---------
      Total current assets                                                      347,734         294,629

Long-term investments                                                              --             2,250
Property and equipment, net                                                      19,854          24,132
Goodwill, net                                                                    71,984          75,497
Other intangible assets, net                                                     37,819          43,164
Deferred taxes and other assets, net                                             23,199          23,922
                                                                              ---------       ---------
                                                                              $ 500,590       $ 463,594
                                                                              =========       =========

Liabilities

Current:
   Accounts payable                                                              11,205          16,820
   Accrued expenses and other liabilities                                        37,526          26,953
   Accrued compensation                                                          30,046          17,709
   Notes payable                                                                   --             5,006
   Accrued income taxes                                                          12,570           9,003
   Unearned income                                                                4,076           4,611
   Current capital lease obligations                                              1,244           1,230
                                                                              ---------       ---------

        Total current liabilities                                                96,667          81,332

Deferred income taxes                                                             5,862           9,205
Long-term portion of capital lease obligations                                    1,549           2,380

Stockholders' Equity
  Common stock                                                                    7,245           7,245
  Class B common stock                                                               28              28
  Additional paid-in capital                                                    112,281         121,444
  Accumulated other comprehensive income                                         (1,233)         (4,637)
  Retained earnings                                                             364,428         343,974
  Less treasury stock                                                           (86,237)        (97,377)
                                                                              ---------       ---------
        Total stockholders' equity                                              396,512         370,677
                                                                              ---------       ---------
                                                                              $ 500,590       $ 463,594
                                                                              =========       =========


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



Keane Reports Results for Third Quarter 2001/7

                          KEANE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                   SEPTEMBER 30                   SEPTEMBER 30
                                                                   ------------                   ------------
                                                                 2001         2000             2001         2000
-------------------------------------------------------------------------------------------------------------------
Total revenues                                                  186,637      219,671          591,978      657,678

Salaries, wages and other direct costs                          129,414      153,964          412,350      463,770
Selling, general and administrative expenses                     46,488       49,996          142,037      153,444
Amortization of goodwill and other intangible assets              3,478        3,292           10,416        8,901
-------------------------------------------------------------------------------------------------------------------

        Operating income                                          7,257       12,419           27,175       31,563

Interest and dividend income                                      2,117        1,831            5,460        6,137
Interest expense                                                     51          130              245          462
Other (income) expense, net                                         415          236          (1,985)          689
-------------------------------------------------------------------------------------------------------------------

         Income before income taxes                               8,908       13,884           34,375       36,549

Provision for income taxes                                        3,606        5,624           13,921       14,803
-------------------------------------------------------------------------------------------------------------------

         Net income                                               5,302        8,260           20,454       21,746

Net income per share (basic)                                        .08          .12              .30          .31

Net income per share (diluted)                                      .08          .12              .30          .31

Cash earnings per share1 (diluted)                                  .11          .15              .39          .38

Weighted average shares outstanding (basic)                      68,072       69,581           67,841       70,027

Weighted average common and common                               69,064       69,804           68,749       70,526
share equivalents outstanding (diluted)
-------------------------------------------------------------------------------------------------------------------


/1/ Cash earnings per share excludes amortization of goodwill and other intangible assets, along with stock-based compensation. Cash EPS is not a measurement in accordance with Generally Accepted Accounting Principals.

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